Agria

Ag-Tech indoor growing company enabling the production of nutrient-dense and flavor-packed, affordable produce. We offer Farming-as-a-Service to provide customers with sustainability focused, profitable indoor farms in a fast growing market.


agria
TM

Invest

$100 minimum investment

DEADLINE: April 28, 2023

in 3 months

SHARE PRICE

$10

TOTAL RAISED

$0

VALUATION

$10,033,330

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION



"Over the past 20 years, I developed a revolutionary close-to-nature organic farming system which is designed to change the world by lowering costs and increasing yields. In 2007 I won the state record in Virginia at 1138 pounds, beating the prior record by 358 pounds. Since then, we've continued to perfect and adapt the system and it has consistently proven its resilience and ease-of-use."

- William Layton

Founder

Founder William Layton first gained notoriety by growing giant pumpkins, winning the state record in Virginia at 1138 lbs (beating the prior record by 358 lbs). Turning to systematic, sustainable food production, Layton developed a revolutionary, close-to-nature organic farming system which can disrupt and improve sustainable ag tech change everywhere.

3 Ridge Technologies, branded Agria™, is an Ag-Tech, indoor growing technology company with a sustainable, affordable system that produces nutrient-dense, flavor-packed, affordable produce.

Agria™ does not use fertilizer or chemicals and is easy to operate. With its simple license and supply agreement, Agria™ gives growers a successful, profitable indoor farming capability, enabled by a ground-breaking, proprietary, biology-based grow system. Agria™ has a unique business model that is designed to expand the variety and supply of affordable chemical-free organic produce by enabling profitable indoor farms in any location, 365 days of the year.



The Agria™ system's advanced, biology-based approach offers an operational simplicity that allows growers with no agricultural experience and minimal labor help, to succeed affordably and sustainably.

The Agria™ system is a sustainable growth system leveraging a proprietary, patent-pending (#17/410,198), plant-biology based, solid-matter growth medium. The system uses zero chemical inputs (no fertilizers, pesticides, or herbicides), by relying on biology-based growing media and IPM (Integrated Pest Management) methods. Integrated with IoT and cloud-connected robotics, the system is fully modular and scalable. Agria™ enables any customer to grow USDA certified organic produce anywhere by licensing a packaged, full-service growth system with training modules.

THE AGRIA™ DIFFERENCE

100% ORGANIC

Moving beyond USDA Organic standards, our growing system is truly organic with zero artificial chemicals, pesticides, herbicides, or GMO

LOCALLY GROWN

Produced from a hyper-local farm near you. From farm to plate in as little as 1 day.

AS NATURE INTENDED

Never hydroponic, aquaponic, or any "ponic".

PACKED WITH NATURAL NUTRIENTS

TRULY NATURAL FLAVOR

PROBLEM

Indoor food growing, referred to as controlled environment agriculture, or CEA, is gaining quickly in importance since it addresses the increased variability of weather patterns affecting outdoor crops, while also addressing increased consumer demand for increased quality and locally-grown fresh produce.

High capital and operating costs are barriers to profitability that are incentivizing the accelerating trend of concentrated industrial farming operations. Critical challenges include rising chemical and fertilizer prices, which have risen nearly 30% since the start of 2022, following last year's 80% surge and the high cost of capital and technology to start and run hydroponic or aeroponic systems. As a result, profitability eludes many U.S. growing operations and sadly, the number of small and medium-sized traditional farms has steadily decreased; the number of farms in America decreased by 180,000 between 2007 and 2020.

Agria's system addresses these problems and further, potentially offering a less costly, lower-risk, fully organic, higher-profit system than alternative systems, which famously present challenges as to profitability, sustainability, and labor staffing.

SOLUTION

Agria™ aims to solve multiple problems facing both traditional farmers generally and indoor growers in particular, by reducing startup costs, eliminating many recurring input costs, and mitigating production risks.

Agria aims to give an easy-to-use CEA system that reduces labor needs and eliminates the need for adding and continually replacing fluid nutrients. Best of all, Agria-grown produce consistently earns some of the most enthusiastic approval from consumers and chefs, for taste, texture and freshness. We note that the system is fully organic, too, enabling a higher price point to growers, all with reduced inputs and costs versus traditional or hydroponic growing methods.

OUR **VALUES**

Doing **Good**

- Missionary zeal to deliver truly organic food to the planet without artificial chemicals, fertilizers, pesticides, or GMOs.
- Pure & premium quality, yet affordable. What a mom would ideally wish to feed her baby with
- Friendly partner for sustainability, climate, environment, good health initiatives
- Helping your local community and children
- Food safety

Good **Business**

- Good business practices
- Rapid scaling
- Sustainable Business
- Attractive investor returns
- Good partnerships

Food **Security**

- Advancing food security
- Quality, truly organic crops for those who serve and keep us secure, from moms to those who serve to protect

Agria works as a partner to growers throughout the setup and continuing supply and production processes. Sharing Agria™ technology and growing system management on a continuous basis, means Agria's success is linked to that of the grower-partners.

As one example, below is a display of a small portion of the sensory data we exchange and monitor 24/7 from a partner's operations:



Pressure
Relative
28.88
29.07 inHg
28.87 inHg
Absolute
28.88
29.07 inHg
28.87 inHg
Greenhouse Temp
Temperature
81.1 °F
82.0 °F
63.3 °F
Humidity
62 %
5A Soil Moisture
Soilmoisture
20 %
21 %
19 %
Soil CH2
Soilmoisture
25 %
26 %
25 %
4A Soil Temp
Temperature
65.1 °F
65.3 °F
62.4 °F

This kind of monitoring data updates every 60 seconds to let us monitor and optimize the partner's growing environment with pre-set parameters.



BUSINESS MODEL

Revenue is from initial system installation plus an annual license fee. Our typical annuity is 10% of gross sales. Our clients and their investors may enjoy significantly above-market returns after paying this annual license fee. We plan to have scalable branding with the Grown-In-Agria™ brand required for use by each licensee. As the Agria™ brand grows, our clients may be significantly advantaged.

> **Within the global indoor farming market, Agria™ sees the following opportunities: organic produce is one of the fastest growing sectors in the food industry. The global market is predicted to reach well over $400 billion by 2026, with a current CAGR of 14%.**
>
> ---
> *Yahoo! Finance*

MARKET

Agria™ profits from some of the fastest growing US farming segments, indoor farming and organic produce.

These growth trends are long-term, reflecting enduring trends in population, policies addressing food deserts, ESG-focused investment trends, and the growing pursuit of sustainability and health awareness in food production and consumption.

SUCCESS TO DATE

- Successfully secured USDA Organic Certification for all Agria systems in 3 months (typically 1 year+ process).
- Won prestigious Virginia Governor's grant of $100,000, to commercialize proprietary science and technology.
- Raised over $600,000 in investment in family-and-friends round.
- $500k+ Y1 revenue with increase in licensed square footage.
- First large-scale client secured (20,000 sq ft operation).
- Successful implementation of the system in 3 CEA environments.
- R&D Efforts have led to the successful production of over 140 crop varieties: fruits, vegetables and herbs.
- Gained entry and established supply relationships with area gourmet restaurants, retail stores, schools and colleges.

PRESS

- **Opportunity Lynchburg**
  Locally Grown: William Layton's Journey to Agria
- **EIN PressWire**
  3 Ridge Technologies Awarded Prestigious Commonwealth Commercialization Fund (CCF) Grant
- **The Washington Post**
  Thousand-pound pumpkin takes top prize at Virginia state fair

TEAM



William Layton
Founder and CEO

Former commercial builder and, since 2005, prize-winning organic food grower with 40 years of experience successfully managing complex projects.



Brittany Gallahan
Research and Systems Coordinator

BS, Agronomy and Soil Science, University of Virginia. Passionate about sustainable, organic growing.



Thomas Killiam
VP

MBA, Columbia University, 40 years in business analysis, start-ups and international partnerships.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Salaries	$200,000	20.0%
Commercial Production	$501,000	50.1%
Marketing	$100,000	10.0%
Research and Development	$100,000	10.0%
Patents	$50,000	5.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in 3 Ridge Technologies Inc., doing business as Agria. This offering must raise at least $10,000 by April 28, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Agria may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,103,333 shares
× $10 per share

$11,033,330 implied valuation

FINANCIALS

Agria's official name is 3 Ridge Technologies Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Feb 8, 2023 • Primary offering of 100,000 shares at $10

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